CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of Calvert World Values Fund, Inc.

         We consent to the incorporation by reference in Post-Effective Amendment No. 10 to the Registration Statement of Calvert World Values Fund, Inc. on Form N-1A (File Numbers 33-45829 and 811-06563) of our reports dated April 10, 1998 on our audit of the financial statements and financial highlights of Calvert Capital Accumulation Fund, which report is included in the Annual Report to Shareholders for the year ended September 30, 1997 for Calvert Capital Accumulation Fund, and which are incorporated by reference in the Registration Statement. We also consent to the reference to our firm under the caption "Independent Accountants and Custodians" in the Statements of Additional Information.


COOPERS & LYBRAND L.L.P.


Baltimore, Maryland
May 4, 1998